Exhibit 4.3
WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND ARE SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE CORPORATION.

ARTICLE NINTH OF THE CERTIFICATE OF INCORPORATION (“ARTICLE NINTH”) PROVIDES THAT, SUBJECT TO CERTAIN EXCEPTIONS, FOR SO LONG AS THE CORPORATION SHALL CONTROL, DIRECTLY OR INDIRECTLY, A CONTROLLED NATIONAL SECURITIES EXCHANGE, (A) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 40% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; (B) NO EXCHANGE MEMBER, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 20% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; AND (C) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, AT ANY TIME MAY, DIRECTLY, INDIRECTLY OR PURSUANT TO ANY VOTING TRUST, AGREEMENT, PLAN OR OTHER ARRANGEMENT, VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION OR GIVE ANY CONSENT OR PROXY WITH RESPECT TO SHARES REPRESENTING MORE THAN 20% OF THE VOTING POWER OF THE THEN ISSUED AND OUTSTANDING CAPITAL STOCK OF THE CORPORATION, NOR MAY ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, ENTER INTO ANY AGREEMENT, PLAN OR OTHER ARRANGEMENT WITH ANY OTHER PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, UNDER CIRCUMSTANCES THAT WOULD RESULT IN THE SHARES OF CAPITAL STOCK OF THE CORPORATION THAT ARE SUBJECT TO SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT NOT BEING VOTED ON ANY MATTER OR MATTERS OR ANY PROXY RELATING THERETO BEING WITHHELD, WHERE THE EFFECT OF SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT WOULD BE TO ENABLE ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, TO VOTE, POSSESS THE RIGHT TO VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION WHICH WOULD REPRESENT MORE THAN 20% OF SAID VOTING POWER. CAPITALIZED TERMS HAVE THE MEANINGS SET FORTH IN ARTICLE NINTH. ARTICLE NINTH ALSO PROVIDES, AMONG OTHER THINGS, FOR RESTRICTIONS ON ANY SALE, TRANSFER, ASSIGNMENT OR PLEDGE, THAT WOULD VIOLATE THE PROVISIONS OF ARTICLE NINTH AND FURTHER PROVIDES FOR THE RIGHT OF THE CORPORATION TO REDEEM SUCH SHARES TRANSFERRED OR VOTED IN VIOLATION OF ARTICLE NINTH. ANY ISSUANCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF ARTICLE NINTH SHALL BE NULL AND VOID.

MIAMI INTERNATIONAL HOLDINGS, INC.

Warrant To Purchase Common Stock

Date of Issuance: August 19, 2025    Number of Shares: 100,000

MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MULTI-STRATEGY ASSET MASTER, LLC, a Delaware limited liability company (“Holder”), the registered holder hereof or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant, at any time or times on or after the Vesting Date (as defined herein), but not after 11:59 P.M. Eastern Time on the Expiration Date (as defined herein) ONE HUNDRED THOUSAND (100,000) fully paid and nonassessable shares of Common Stock (as defined herein) of the Company at the exercise price per share provided in Section 1(a)(xi) below, as such price may be subsequently adjusted.
This Warrant, as amended, is being issued by the Company in accordance with a transfer request from FCS Advisors LLC d/b/a Brevet Capital Advisors (“Brevet”) dated as of August 19, 2025, in connection with a warrant certificate dated as of July 29, 2021 issued by the Company to Brevet in the original amount of 200,000 Warrant Shares exercisable at $9.00 per share (the “Original Warrant”), which share amount and exercise price have been adjusted herein to reflect the reverse stock split that was effective as of July 15, 2025.

The original Warrant was originally issued to FCS Advisors LLC d/b/a Brevet Capital Advisors by the Company in connection with that certain letter [***], dated July 29, 2021 pursuant to that certain Amended & Restated Loan Agreement, dated as of March 19, 2021, by and among the Company, as borrower, Holder, as the term loan lender (collectively with each other entity that becomes a lender thereunder, the “Lenders”), and FCS Advisors LLC d/b/a Brevet Capital Advisors, a Delaware limited liability company, as administrative agent for the Lenders.

    Section 1.    General.
(a)    Definitions. The following words and terms as used in this Warrant shall have the following meanings:
(i)“Aggregate Exercise Price” means an amount equal to the product of (A) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2, multiplied by (b) the Warrant Exercise Price.

(ii)“beneficially owned,” or “own beneficially” or any derivative thereof shall have the meaning set forth in Rule 13(d)-3 under the Exchange Act.

(iii)“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
(iv)“Common Stock” means (i) the Company’s common stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.
(v)“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 2(a) shall have been satisfied at or prior to 5:00 P.M. Eastern Time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.
(vi)“Expiration Date” means July 29, 2026; provided, however, that if the Expiration Date is not a Business Day, then the Expiration Date shall be the first Business Day immediately following such date.

(vii)“Fair Market Value” means, as of any particular date: (A) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (B) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (C) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day, in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that, if the Common Stock are listed on any domestic securities exchange, then the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per Common Stock as determined in good faith by the Board of Directors of the Company; provided that, if Holder shall object to any such determination, then the Company shall retain an independent appraiser reasonably satisfactory to Holder to determine such fair market value. The expenses, costs and fees related to such appraisal shall be borne equally by the Company and Holder.
(viii)“Issuance Date” means the date hereof.
(ix)“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
(x)“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
(xi)“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
(xii)“Related Person” means with respect to any Person: (A) any “affiliate” of such Person as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (B) any other Person with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; (C) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or limited liability company, any general partner, managing member or manager of such Person, as applicable; (D) in the case of any Person that is a registered broker or dealer that has been admitted to membership in the national securities exchange known as Miami International Securities Exchange, LLC (an "Exchange Member"), any Person that is associated with the Exchange Member (as determined using the definition of "person associated with a member" as defined under Section 3(a)(21) of the Exchange Act); (E) in the case of a Person that is a natural person and

Exchange Member, any broker or dealer that is also an Exchange Member with which such Person is associated; (F) in the case of a Person that is a natural person, any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of the Corporation or any of its parents or subsidiaries; (G) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act) or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (H) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.

(xiii)“Securities Act” means the U.S. Securities Act of 1933, as amended.
(xiv)“Vesting Date” means the date of this Warrant.
(xv)“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.
(xvi)“Warrant Exercise Price” shall be $18.00 per share of Common Stock, as such price may be subsequently adjusted as provided herein.
(xvii)“Warrant Shares” means the shares of Common Stock (or other securities) issuable at any time upon exercise of this Warrant.
(b)    Other Definitional Provisions.
(i)    Except as otherwise specified herein, all references herein (A) to the Company shall be deemed to include the Company’s successors and (B) to any applicable law defined or referred to herein shall be deemed references to such applicable law as the same may have been or may be amended or supplemented from time to time.
(ii)    When used in this Warrant, the words “herein”, “hereof”, and “hereunder” and words of similar import, shall refer to this Warrant as a whole and not to any provision of this Warrant, and the words “Section”, “Schedule”, and “Exhibit” shall refer to Sections of, and Schedules and Exhibits to, this Warrant unless otherwise specified.
(iii)    Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.
Section 2.    Exercise of Warrant.
(a)    Subject to the provisions hereof, this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the “Exercise Agreement”), to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon payment to the Company of the Aggregate Exercise Price in accordance with Section 2(b). The Warrant Shares so purchased shall be deemed to be issued to Holder or Holder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares in accordance with Section 2(b). Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to Holder within a reasonable time after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested Holder and shall be registered in the name of Holder or such other name as shall be designated by Holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.
(b)    Payment of the Aggregate Exercise Price shall be made, at the option of Holder as expressed in the Exercise Agreement, by the following methods:
(i)by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)(x) following the occurrence of a merger, consolidation or acquisition of all or substantially all of the Company’s assets or (y) following the consummation of the IPO (as defined below) if this Warrant is exercised at a time when a registration statement is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of all of the Warrant Shares, by instructing the Company to issue Warrant Shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, Holder shall surrender this Warrant in exchange for the number of Warrant Shares as is computed using the following formula:
(iii)X = Y (A - B) ÷ A
(iv)Where:
(v)X = the number of Warrant Shares to be issued to Holder.
(vi)Y = the total number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 2(a).
(vii)A = the Fair Market Value of one Warrant Share as of the applicable Exercise Date.
(viii)B = the Exercise Price in effect under this Warrant as of the applicable Exercise Date;
(ix)following the occurrence of a merger, consolidation or acquisition of all or substantially all of the Company’s assets, by surrendering to the Company (x) Common Stock previously acquired by Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price and/or (y) other securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest); or
(x)any combination of the foregoing.

(xi)For purposes of this Section 2, “IPO” means the Company’ first underwritten public offering of Common Stock under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms).

Section 3.    Covenants as to Warrant Shares. The Company hereby covenants and agrees as follows:
(a)    This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.
(b)    All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.
(c)    During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least one hundred percent (100%) of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Warrant Exercise Price.
(d)    The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant. The Company will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Warrant Exercise Price then in effect, and will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
(e)    This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.
Section 4.    Taxes. The Company shall pay any and all taxes, except any applicable withholding, which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.
Section 5.    Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, no holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which the Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
Section 6.    Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, the Holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). Upon exercise of this Warrant the Holder shall, if reasonably requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale and that the Holder is an Accredited Investor. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to the Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.
Section 7.    Ownership and Transfer. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.
Section 8.    Adjustment of Warrant Exercise Price and Number of Shares. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:
(a)    In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock immediately prior to such action. Such adjustment shall be made each time any event listed above shall occur.

(b)    Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsection (a) above, the number of shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the Issuance Date and dividing the product so obtained by the Exercise Price, as adjusted.
(c)    All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of the Common Stock or securities convertible into Common Stock (including warrants).
(d)    Whenever the Exercise Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of shares issuable upon exercise of each Warrant to be mailed to the Holder, at its last address appearing in the Company’s Warrant Register. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 4, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.
    Section 9.    Consent to Exercise Restrictions. Notwithstanding anything contained in this Warrant to the contrary, in no event shall the Holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock owned by the Holder, either alone or together with its Related Persons, directly or indirectly, of record or beneficially, to exceed 19.99% of the outstanding shares of the Common Stock following such exercise. Upon the written request of any Holder, the Company shall promptly, but in no event later than five (5) business days following the receipt of such notice, confirm in writing to any such Holder the number of shares of Common Stock then outstanding.

Section 10.    Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction in each case which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance satisfactory to the Holder) to deliver to the Holder in exchange for the Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder (including an adjusted warrant exercise price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of the Warrants without regard to any limitations on exercise, if the value so reflected is less than any Applicable Warrant Exercise Price immediately prior to such consolidation, merger or sale). Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Warrant Shares immediately theretofore issuable and receivable upon the exercise of such the Holder’s Warrants (without regard to any limitations on exercise), such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Warrant Shares which would have been issuable and receivable upon the exercise of the Holder’s Warrant as of the date of such Organic Change (without taking into account any limitations or restrictions on the exercisability of this Warrant). Notwithstanding anything contained herein to the contrary, at the written request of the Holder delivered to the Company (or the surviving entity if the Company is not the surviving entity following an Organic Change that will result in the acquisition of control of the Company by any Person or group of Persons (such written request is referred to herein as a “Sale Election Notice”) at any time after the disclosure by the Company in writing to the Holder of an Organic Change that results in the acquisition of control of the Company by any Person or group of Persons regardless of how such acquisition is structured (such a transaction is referred to herein as a “Company Sale”) or the Holder first becoming aware of a Company Sale, if the per share Common Stock consideration in the Company Sale is greater than the Warrant Exercise Price in effect immediately prior to the consummation of the Company Sale, then the Company (or the surviving entity if the Company is not the surviving entity following the Company Sale) shall require such Person or group of Persons to purchase this Warrant from the Holder on the date of such request (but not prior to the consummation of the Company Sale) by paying to the Holder cash in an amount equal to the product of (x) the amount by which the per share Common Stock consideration in the Company Sale exceeds the Warrant Exercise Price in effect immediately prior to the consummation of the Company Sale multiplied by (y) the aggregate number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the consummation of the Company Sale, provided that if the per share Common Stock consideration being received by all holders of Common Stock in the Company Sale consists of any non-cash consideration, then the amount paid to the Holder by such Person or group of Persons for the purchase of this Warrant from the Holder shall consist of the same type and form of consideration (and in the same proportion) as is being received by all holders of Common Stock in the Company Sale.
Section 11.     Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.
Section 12.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the recipient’s next business day, (c) five (5) days (ten (10) days for international delivery) after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day (or two (2) business days for international delivery) after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section. Business days shall be computed with respect to the recipient’s business calendar. The addresses for such communications shall be:

If to the Company:	Miami International Holdings, Inc. 7 Roszel Road, Suite 1A Princeton, NJ 08540 Attention: [***] Tel. No.: [***]

with copies to:	Gallagher, Briody and Butler 116 Village Blvd., Suite 310 Princeton, N.J. 08540 Attention: [***] Tel. No.: [***] Fax No.: [***]

If to the Holder, to the address set forth in the books and records of the Company.

Section 13.    Date. The date of this Warrant is set forth on page 1 hereof. This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date.
Section 14.    Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder; provided that no such action may increase the Warrant Exercise Price or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder.
Section 15.    Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York. Each party hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 16.    Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.
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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the date first set forth above.

MIAMI INTERNATIONAL HOLDINGS, INC.
/s/ Thomas P. Gallagher
Name: Thomas P. Gallagher
Title: Chairman and Chief Executive Officer

Exhibit 4.3
EXHIBIT A TO WARRANT
EXERCISE NOTICE
TO BE EXECUTED
BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT
MIAMI INTERNATIONAL HOLDINGS, INC.
The undersigned holder (the “Holder”) hereby exercises the right to purchase ______________ of the shares of Common Stock (“Warrant Shares”) of Miami International Holdings, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”), and herewith makes payment of $__________ (in cash or by electing, at the option of the Holder, for the Company to withhold or surrender a number of Common Stock or other securities in accordance with Section 2(b)(ii) or Section 2(b)(iii) of the Warrant), representing the full purchase price for such Common Stock at the Warrant Exercise Price provided for in such Warrant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
1.    Payment of Aggregate Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:
__ a “Cash Exercise” with respect to _______ Warrant Shares pursuant to Section 2(b)(i) of the Warrant; and/or
__ a “Cashless Exercise” with respect to ______ Warrant Shares pursuant to Section 2(b)(ii)of the Warrant; and/or
__ a “Cashless Exercise” with respect to ______ Warrant Shares pursuant to Section 2(b)(iii) of the Warrant.
With respect to payments made pursuant to Section 2(b)(iii), please provide additional detail as necessary: ______________________________________________________________________________________________________________________________

2.    Delivery of Warrant Shares. The Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant.
Date: ___________________, ______

Name of Registered Holder

By:
Name:
Title:

ACTIVE 43059370v2
ACTIVE 59016023v3

EXHIBIT B TO WARRANT
FORM OF WARRANT POWER
FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ shares of the capital stock of Miami International Holdings, Inc., a Delaware corporation, represented by warrant certificate no. _____, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated:

By:
Name:
Title: